[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

November 1, 2013

Guggenheim Strategic Opportunities Fund 2455 Corporate West Drive Lisle, Illinois 60532

RE:	Guggenheim Strategic Opportunities Fund— Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to Guggenheim Strategic Opportunities Fund, a statutory trust (the “Trust”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the sale by the Trust of up to 3,977,022 shares (the “Shares”) of the Trust’s common shares of beneficial interest, par value $0.01 per share (“Common Shares”).

This opinion is being furnished in accordance with the requirements of Item 25 of the Form N-2 Registration Statement under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940 (the “1940 Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(i)           the notification of registration on Form N-8A (File No. 811-21982) of the Trust filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on November 14, 2006;

(ii)           the registration statement on Form N-2 (File Nos. 333-190872 and 811-21982) of the Trust relating to the Common Shares filed with the Commission on August 28, 2013 under the Securities Act and the 1940 Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Securities Act Rules and Regulations”), Pre-Effective Amendment No. 1 thereto, as filed with the Commission on October 17, 2013, including information deemed to be part of the registration statement pursuant to Rule 430B of the Securities Act Rules and Regulations, and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on October 23, 2013 (such registration statement being hereinafter referred to as the “Registration Statement”);

(iii)           the final prospectus and statement of additional information of the Trust, each dated October 23, 2013, relating to the Common Shares in the form filed with the Commission on November 1, 2013 pursuant to Rule 497 of the Securities Act Rules and Regulations;

Guggenheim Strategic Opportunities Fund
November 1, 2013

(iv)           the prospectus supplement of the Trust, dated November 1, 2013, relating to the offering of the Shares in the form filed with the Commission on November 1, 2013 pursuant to Rule 497 of the Securities Act Rules and Regulations;

(v)           an executed copy of the Controlled Equity OfferingSM Sales Agreement, dated December 16, 2011 (the “Sales Agreement”), as amended by the First Amendment to Controlled Equity OfferingSM Sales Agreement, dated November 1, 2013 (the “Amendment”), among the Trust, Cantor Fitzgerald & Co. and Guggenheim Funds Investment Advisors, LLC (the Sales Agreement, as amended by the Amendment, the “Amended Sales Agreement”);

(vi)           a copy of the Trust’s Certificate of Trust, dated November 13, 2006, as amended through the date hereof, certified by the Secretary of State of the State of Delaware;

(vii)           a copy of the Trust’s Second Amended and Restated Agreement and Declaration of Trust, by the Trustees of the Trust, dated March 7, 2011, certified by the Secretary of the Trust;

(viii)           a copy of the Trust’s By-Laws, as amended and as currently in effect, certified by the Secretary of the Trust; and

(ix)           copies of certain resolutions by the Board of Trustees of the Trust adopted at meetings held on April 26, 2011 and May 13-14, 2013 and by written consent dated October 30, 2013 and certain resolutions of a special committee of the Board of Trustees of the Trust adopted on December 14, 2011 relating to the issuance and sale of the Shares and related matters, certified by the Secretary of the Trust.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials.

In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Guggenheim Strategic Opportunities Fund
November 1, 2013

We do not express any opinion as to any laws other than the DSTA. The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, we are of the opinion that when the Shares have been duly entered into the share record books of the Trust and delivered to and paid for in accordance with the terms of the Amended Sales Agreement, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued and fully paid, and under the DSTA, the purchasers of the Shares will have no obligation to make further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares (except as provided in the last sentence of Section 3.8 of the Declaration).

We have assumed that any Common Shares issued and sold pursuant to the Amended Sales Agreement are sold at a price that is not below the then current net asset value per Common Share, exclusive of any distributing commission or discount, which net asset value shall be determined as of a time within forty-eight hours, excluding Sundays and holidays, next preceding the time of such determination.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the captions “Legal Matters” and “General Information—Legal Counsel” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP